EXHIBIT 10.8

                           LAIDLAW & COMPANY (UK) LTD.
                                 90 PARK AVENUE
                               NEW YORK, NY 10016

                                                                     May 5, 2005
Ruby Mining Company
1 Securities Center
Suite 304
3490 Piedmont Road
Atlanta, GA 30305

Attention: G. Howard Collingwood, CEO

RE: FINANCIAL ADVISORY AGREEMENT

Dear G. Howard:

Laidlaw & Company (UK) Ltd. ("Laidlaw") is pleased to act as the non-exclusive financial advisor for Ruby Mining Company, a Colorado corporation, located in Atlanta, Georgia (the "Company"), in connection with your proposed capital transaction. The terms of our engagement are set forth below. We look forward to working with you.

     1. THE OFFERING.

        We understand you wish to raise up to five million dollars ($5,000,000) through a private placement involving the sale of equity or debt securities to high net worth individuals and institutional investors (the "Offering"). You understand the actual terms of the Offering may depend on market conditions, and may be subject to negotiation between the Company and prospective investors. The Offering will be conducted in accordance with the exemption from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated there under (collectively, the "Securities Act"), and the qualification and registration requirements of applicable state and foreign securities or blue sky laws and regulations pursuant to a private placement memorandum and/or other disclosure materials prepared by the Company. We agree that we will not knowingly take any action in connection with the Offering that will prevent the Offering from complying with the requirements for such exemptions

     2. FEES AND EXPENSES.

        Concurrently with the closing of any part of the Offering, the Company will pay Laidlaw in cash, a fee equal to 8% of the gross proceeds received from the sale of securities to investors introduced to the Company by Laidlaw. The Company may, in its discretion, reject any proposed terms from a prospective investor.

        (a) In addition, the Company agrees to reimburse Laidlaw for its non-accountable expenses, including but not limited to reasonable fees of its legal counsel, of up to $25,000. Such fees will be payable out of the proceeds of the closing. In the event that the Company does not accept any proceeds pursuant to the Offering, then no fees shall be due.
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        (b) Furthermore, upon the closing of the Offering, the Company shall grant Laidlaw five (5) year warrants for the purchase of an amount of shares equal to 5%of the securities issued in the Offering to investors introduced to the Company by Laidlaw. The Warrants shall be identical to those warrants sold in the Offering. The shares underlying the warrants shall have the same registration rights as those afforded the investors relative to the shares and warrants they purchase in the Offering.

     3. TERMS.

        (a) The term of this engagement shall be six months, however, either party may terminate this engagement at any time upon 10 days written notice to the other party. Upon termination, we will be entitled to collect all fees and warrants earned and expenses incurred through the date of termination.

        (b) The Company agrees to keep the contents of this agreement and the names of the parties with whom it has been negotiating with in confidence until the Closing. Further, the Company agrees that during the 60 days following the signing of this agreement it will not solicit investments from, or negotiate terms upon which it may be willing to sell securities to, any investor other than Laidlaw and potential investors who may be approached by Laidlaw to invest pursuant to this agreement.

        (c) If any part of the Offering is not closed during the term, for reasons other than termination of this letter by Laidlaw, and during the one year following termination of the engagement, any person or entity which we introduced, directly or indirectly, to the Company or with which we have had discussions or negotiations during the term on behalf of the Company, purchases securities from the Company (other than through an underwritten public offering) or enters into a definitive agreement to purchase securities of the Company, you agree to pay Laidlaw upon the close, a cash fee and warrant in the amount that would otherwise have been payable to Laidlaw had such transaction occurred during the term.

     4. REPRESENTATIONS, WARRANTIES AND COVENANTS.

        (a) You hereby authorize Laidlaw to transmit to the prospective purchasers of the securities material prepared by the Company with such exhibits and supplements as may from time to time be delivered by the Company to Laidlaw for such purpose and or copies of the Company's most recent filings with the Securities and Exchange Commission together with summary materials prepared by the Company (collectively "Material"). The Company authorizes Material to be sent out to prospective investors and upon specific request Laidlaw shall undertake to have prospective investors execute a confidentiality agreement. The Company represents and warrants the Material will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or in prior Materials, in light of the circumstances under which they were made, not misleading. The Company will advise Laidlaw immediately of the occurrence of any event or any other change known to the Company which results in the Material containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstance under which they were made, not misleading. Laidlaw agrees not to distribute to any investor or prospective investor any information concerning the Company, which has not been approved for

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            such distribution by the Company. The Company will be responsible for updating, amending and supplementing the Materials prior to the closing of the Offering as required by applicable laws.

        (b) You agree that if you accept a subscription from a proposed investor you will enter into subscription, registration rights and other customary agreements that are negotiated as a part of the Offering. You also agree that your counsel will supply an opinion letter, satisfactory in form and substance to our counsel, which will be addressed to the investors. Such opinion will include customary items contained in legal opinions rendered in connection with private placement transactions, including, among other things, opinions on matters relating to organization and good standing, capitalization, corporate power and authority, non-contravention, exemption of the Offering and 10b-5 statements. In addition, at the closing of the Offering, the Company will provide Laidlaw with the same certificates of the officers of the Company as are furnished to the investors. If requested, the Company will, at the closing of the Offering, furnish Laidlaw with the same favorable opinion of its outside counsel as is furnished to the investors.

        (c) Laidlaw represents and warrants to the Company that (i) Laidlaw is a registered broker/dealer with the Securities and Exchange Commission ("SEC") and any state in which such registration is required and has and shall maintain such registrations as well as other necessary licenses and permits to conduct its activities under this letter, which shall be in compliance in all material respects with all federal and state laws relating to the offer and sale of securities;
            (ii) Laidlaw is a member in good standing of the National Association of Securities Dealers ("NASD"); and (iii) Laidlaw is not a party to any other agreement which would conflict with the terms of this letter.

     5. NO CONFLICT.

               Neither the execution and delivery of this letter by the Company nor the enumeration of the transactions contemplated hereby will, directly or indirectly, with or without the giving notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-Laws of the Company, or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment or pre-payment or other penalty with respect thereto.

     6. INDEMNIFICATION, CONTRIBUTION, AND CONFIDENTIALITY.

               The Company agrees to indemnify Laidlaw and related persons in accordance with the indemnification letter annexed hereto as Schedule A, the provisions of which are incorporated herein in their entirety, and shall survive the termination or expiration of this Agreement.

     7. GOVERNING LAW.

               This letter shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. Each party hereto
               (1) agrees that any legal suit, action or proceeding arising out of or relating to this letter shall be instituted exclusively in New York State Supreme

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               Court, County of New York, or in the United States District Court
               for the Southern District of New York, (2) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each party hereto further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service and process upon such party mailed by certified mail to such party's address shall be deemed in every respect effective service of process upon such party, in any suit action or proceeding. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR
               ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

     8. ANNOUNCEMENT OF OFFERING.

               If the Offering is consummated, Laidlaw may at its expense and with the consent of the Company (which shall not be unreasonably withheld), place an announcement in such newspapers and periodicals as Laidlaw may desire in a manner that complies with all applicable laws, rules and regulations.

     9. ADVICE TO THE BOARD.

               The Company acknowledges that any advice given by Laidlaw to you is solely for the benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without our prior written consent, except as may be required by law or in connection with any action or proceeding under paragraph 6.

     10. CONFLICTING ENGAGEMENTS.

               Nothing in this letter shall be construed to limit the ability of Laidlaw or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company's, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.
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     11. INDEPENDENT CONTRACTOR.

               In carrying out its responsibilities under this letter, Laidlaw shall be an independent contractor and shall have no right or authority to assume or create any obligation on behalf of the Company.

     12. MISCELLANEOUS.

               The parties acknowledge and agree that with respect to phrases contained herein such as "as a results of our efforts," "introduced to the Company by Laidlaw " or similar language, such phrases are intended to include any person or entity, directly or indirectly introduced to the Company by the undersigned. Thus, to the extent that the Company consummates any part of the Offering with any person or entity, whose introduction to the Company can be traced back, directly or indirectly, to a person or entity who was originally introduced to the Company by Laidlaw, Laidlaw is entitled to the compensation described herein.

               This Agreement, including its Schedules, constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in a writing signed by both parties. Upon expiration or termination of this Agreement, it is understood that the fee, expense, indemnification, reimbursement, contribution, and "tail" obligations of the Company (as provided in Section 3(b) hereto) shall survive any such expiration or termination and all fees and to the extent theretofore paid shall be retained by Laidlaw on a non-accountable basis.

               The execution of this Agreement does not constitute a commitment by Laidlaw or the Company to consummate any transaction contemplated hereunder and does not ensure the successful placement of securities of the Company or the success of Laidlaw with respect to securing any financing on behalf of the Company. The Companys engagement of Laidlaw is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, agents, employees, or creditors of the Company) as against Laidlaw or its affiliates, or their respective directors, officers, employees or agents, successors or assigns. Laidlaw's engagement by the Company is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, agents, employees, or creditors of the Company) as against the Company or its affiliates, or their respective directors, officers, employees or agents, successors or assigns. No promises or representations have been made except as expressly set forth in this agreement and the parties have not relied on any promises or representations except as expressly set forth in this agreement. Nothing contained herein should be construed as creating any fiduciary duties between the parties.

The rights and obligations of either party under this Agreement may not be assigned or delegated by such party without the prior written consent of the other party, and any other purported

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assignment or delegation shall be null and void. If any provision of this
Agreement is determined to be invalid or unenforceable in any respect, then such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. No material provision of this agreement shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach shall be in writing and signed by the party to be charged with such waiver or consent.

We look forward to working with you and developing a long-term relationship with the Company.





                                            Very truly yours,
                                            LAIDLAW & COMPANY (UK) LTD.


                                            By: __________________________
                                                  Robert Bonaventura, President


Confirmed and accepted as of
the ______ day of May, 2005

RUBY MINING COMPANY


By: _______________________________
      G. Howard Collingwood, CEO


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                                    SCHEDULE
                                    --------

                                 INDEMNIFICATION

     Recognizing that matters of the type contemplated in this engagement sometimes result in litigation and that Laidlaw's role is advisory, the Company agrees to indemnify and hold harmless Laidlaw, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, financing, proposal or any other matter (collectively, the "Matters") contemplated by the engagement of Laidlaw hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Laidlaw hereunder, or any action or proceeding arising there from (collectively, "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceeding. Laidlaw agrees to provide prompt written notice to the Company with respect to any Proceeding brought against any of the Indemnified Parties with respect to indemnification sought hereunder. Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of an Indemnified Party. The Company, at its sole discretion and sole cost and expense, may, after notice to Laidlaw, assume the defense of any such pending or threatened Proceeding, including the employment of counsel reasonably satisfactory to Laidlaw. Notwithstanding the Company's election to appoint counsel to represent the Indemnified Parties in an action, the Indemnified Parties shall have the right to employ one separate counsel for themselves, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Parties to represent the Indemnified Parties would present such counsel with a conflict of interest, (ii) the Company shall not have employed counsel reasonably satisfactory to the Indemnified Parties to represent the Indemnified Parties within a reasonable time after notice of the institution of such action or (iii) the Company shall authorize in writing the Indemnified Parties to employ separate counsel at the expense of the Company. The Company further agrees that it will not, without the prior written consent of Laidlaw, settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not Laidlaw or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Laidlaw and each other Indemnified Party hereunder from all liability arising out of such Proceeding.

          The Company agrees that if any indemnification or reimbursement sought pursuant to this letter were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the Company shall contribute to the amount paid or payable by such Indemnified Party in

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respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and Laidlaw on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties to the Company and/or its stockholders and to Laidlaw with respect to Laidlaw's engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or not consummated) for which Laidlaw is engaged to render financial advisory services bears to (ii) the fees paid to Laidlaw in connection with such engagement. In no event shall the Indemnified Parties contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by Laidlaw pursuant to such engagement (excluding amounts received by Laidlaw as reimbursement of expenses).

               The Company further agrees that no Indemnified Party shall have any liability (whether direct of indirect, in contract or tort or otherwise) to the Company for or in connection with Laidlaw's engagement hereunder except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

        The indemnity, reimbursement, contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this letter or Laidlaw's engagement and (iv) whether or not Laidlaw's shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.